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                                                                    Exhibit 99.1





FOR IMMEDIATE RELEASE

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
Contacts:
SDL, INC.                                          FINANCIAL RELATIONS BOARD
Donald R. Scifres, Chairman and CEO                Lisa Horn Chainey/Marcia Nakamura (general
info)
Michael L. Foster, VP Finance and CFO              Susan Katz (investor contact)
(408) 943-9411                                     Chris Wood (media)
   (415) 986-1591
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                  SDL, INC. ANNOUNCES THE AGREEMENT TO ACQUIRE
                   PHOTONIC INTEGRATION RESEARCH, INC. (PIRI),
                LEADER IN PLANAR WAVEGUIDE TECHNOLOGY SDL Expands
        Product Portfolio with Entree to the High Growth Passives Market

SAN JOSE, CALIFORNIA - MAY 10, 2000 - SDL, Inc. (Nasdaq: SDLI) announced today the signing of a definitive acquisition agreement with the shareholders of Photonic Integration Research, Inc. (PIRI) valued at $1.8 billion. PIRI, a privately held company located in Columbus, Ohio, is a leading manufacturer of arrayed waveguide gratings (AWGs) that enable the routing of individual wavelength channels in fiber optic systems. These products are used in optical multiplexing (mux) and demultiplexing (demux) applications for dense wavelength division multiplexed (DWDM) fiber optic systems. The acquisition expands SDL's traditional role as a leader in active components in fiber optic systems to that of a leader in advanced passive components. Further, the acquisition of PIRI responds to the needs of SDL's customers going forward, by adding a critical silicon wafer based optical integration technology which is expected to improve performance and lower costs in next generation DWDM systems.

The acquisition agreement provides for a $31.25 million cash payment and the issuance of approximately 10.2 million shares of SDL, Inc. stock, based on the May 9, 2000 SDL closing stock price, in exchange for all of the stock of PIRI; the exact number of shares will not be determined until closing. Completion of the transaction is subject to customary closing conditions, including government and regulatory approval, and is expected to close by the end of the second quarter. The transaction, excluding acquisition-related charges and amortization of intangible assets, is expected to be accretive from the date of closing.

PIRI will continue to operate as a wholly owned subsidiary of SDL, Inc. In the quarter ended March 31, 2000, PIRI achieved revenues in excess of $20 million and currently has 133 employees. Dr. Tadashi Miyashita, President of PIRI, is expected to continue with SDL as the General Manager of the SDL subsidiary and will report to Greg Dougherty, chief operating officer of SDL.

Donald R. Scifres, CEO and chairman of SDL, Inc. stated, "We believe PIRI is the established leader in the rapidly growing market for AWG devices. As the channel count in DWDM fiber optic systems continues to increase towards several hundred DWDM channels and as the channel spacing continues to decrease towards 100 and 50 GHz, AWG products are expected to become the preferred technology over dielectric filter based wavelength mux and demux products for advanced systems. As a result of the trend towards higher channel count systems, RHK, an industry consulting firm, has estimated that AWG products will be a $1.2 billion market in 2003, with a CAGR of approximately 60 percent. We are pleased to be able to acquire PIRI at the beginning of a cycle with high projected market growth."

Scifres continued, "SDL is also a strong believer in optical integration technologies. The power of integrated circuit style manufacturing processes utilized in the silica waveguide technology available at PIRI is crucial for next generation product development. Going forward, we expect to integrate more advanced devices such as variable optical attenuators, optical switches and optical add/drop multiplexers with the AWG products. This optical integration is expected to improve product performance while lowering manufacturing costs, thereby providing the best value for our customers."

Dr. Miyashita added, "By combining with SDL, we are teaming with a market leader which we believe will help us to expand our manufacturing and customer base. SDL has also maintained a core group of scientists in the field of silica waveguide technology which will further complement our technical expertise. We believe that with SDL as our partner, we are well positioned in a high growth market. This is a win for our current customers, and our employees as well."

About PIRI



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PIRI, formed in 1987 by NTT Corporation, Mitsubishi Corporation and Battelle,
who together with Mitsubishi International Corporation are the current shareholders, is the leading supplier of AWG products and silica waveguide technology used in fiber optic mux/demux products. PIRI also offers a line of other products including thermo-optic switches used in optical add/drop multiplexers, thermo-optic based variable optical attenuators (VOAs) used in gain equalization, and optical splitters used for distribution of the optical signals. PIRI's products are applicable to the undersea, long haul and metro markets.

About SDL
SDL's products power the transmission of data, voice and Internet information over fiber optic networks to meet the needs of telecommunications, DWDM, cable television and satellite communications applications. They enable customers to meet the bandwidth needs of increasing Internet, data, video and voice traffic by expanding their fiber optic communications networks more quickly and efficiently than would be possible using conventional electronic and optical technologies. SDL's optical products also serve a variety of non-communications applications, including materials processing and printing. Additional information about SDL, Inc. is available on the Internet at www.sdli.com.

Statements in this press release which are not historical including statements regarding SDL's or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding the acquisition expanding SDL's role to that of a leader in advanced passive components, and the ability of the merged companies' silicon wafer-based optical integration technology to respond to customers' needs and improve performance and lower costs in next generation DWDM systems. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include competitors' advances in passive components, risks related to uncertainties in or failure of the company's products to achieve improved performance, lower costs or meet customer product specifications and market requirements, and the risk factors listed from time to time in the Company's SEC reports including but not limited to, the annual report on Form 10-K for the year ended December 31, 1999, and the quarterly report on Form 10-Q for the quarter ended March 31, 2000.